Exhibit 10.36

EMPLOYMENT AGREEMENT

This Agreement dated as of July 18, 2011.

BETWEEN:

Heli-One American Support LLC., a Delaware limited liability company,

(“Employer”)

AND:

John Graber, 6684 Miami Woods Drive, Loveland, Ohio, 45150 USA.

(“Executive”)

WHEREAS Employer wishes to employ the Executive in the position of Senior Vice President, for the CHC Helicopter group of companies which shall include CHC Helicopter S.A. and its direct and indirect subsidiaries, and associated companies (together, “CHC”) and as President, for CHC’s Helicopter Services division (“HS”).

AND WHEREAS Employer and the Executive wish to provide for the following compensation to be paid to the Executive and other matters respecting his employment by Employer;

THEREFORE Employer and the Executive in consideration of the mutual covenants contained herein agree as follows:

1.	EMPLOYMENT

1.1 Employer acknowledges the Executive will be employed as Senior Vice President of CHC and as President, HS. The Executive agrees to perform all duties and services commensurate with his position and as may be reasonably assigned or delegated to him from time to time by the President and Chief Executive Officer of CHC.

1.2 The Executive agrees to devote his full working time and effort and attention to the business, operations and affairs of CHC. The Executive will not join any boards or accept other external professional commitments without prior approval of the Board, provided that the Executive may, without the consent of the Board, (i) purchase securities and otherwise invest his personal or family assets in any other company or business so long as those activities do not create a conflict of interest with his role with CHC and are not inconsistent with his duties under this Agreement, (ii) write fictional and non-fictional books and articles for publication, and (iii) engage in governmental, political, educational or charitable activities, but only to the extent that those activities (A) are not inconsistent with any direction of the Board or any duties under this Agreement, and (B) do not interfere with the devotion by the Executive of his time, attention and energies during normal business hours to the business of CHC.

1.3 The Executive agrees to observe and be bound by CHC’s Code of Ethics and Integrity at all times during his term of employment and, where applicable, thereafter.

1.4 The Executive agrees to observe and be bound by all of CHC’s policies and procedures as they exist from time to time, and to observe and be bound by all agreements relating to confidentiality and non-disclosure of sensitive information that the Executive is required to sign in the course of his duties under this Agreement and, where applicable, thereafter.

1.5 The Executive agrees that the employment created hereby may be transferred to such affiliate of CHC as CHC may designate from time to time for the purpose of employing executives of CHC provided that CHC shall guarantee the performance of such affiliate of its obligations to the Executive.

1.6 Employer and the Executive shall use all commercially reasonable efforts to obtain the necessary Canadian visas and work permits required for the Executive to perform his duties hereunder and Employer shall reimburse the Executive for all reasonable expenses, including legal fees and administrative charges, incurred by the Executive in connection with obtaining such visas and/or work permits. So long as the Executive complies with the obligation set out in this subparagraph 1.6, the failure to obtain or the future revocation of any necessary Canadian visa or work permit shall not, in and of itself, constitute Cause, as subsequently defined herein.

2.	TERM OF EMPLOYMENT

2.1 This Agreement shall be for an indefinite term commencing July 18, 2011 subject to the right of Employer or the Executive to terminate it in accordance with the provisions set out in paragraph 5 hereof.

3.	COMPENSATION

The Executive shall be paid the following compensation:

3.1 Base Salary. Employer shall pay the Executive a base salary (the “Base Salary”) of US $400,000 per annum. At the end of each fiscal year, Employer shall review the amount of the Executive’s Base Salary and shall maintain or increase such Base Salary for the following year to such amount as the President and Chief Executive Officer in consultation with the Compensation Committee of the Board may determine in its discretion. Base Salary shall be payable in accordance with Employer’s normal payroll practices as they exist from time to time.

3.2 Lump Sum Payment Signing Consideration. As valuable consideration for entering into this Agreement, Employer shall pay to the Executive, three lump-sum payments of US$128,000 each as follows: the first payment upon commencement of this agreement, the second on October 1, 2011 and the third and final payment on January 1, 2012. If any payment date is a day on which banks are closed for business in Vancouver, British Columbia then the payment due on that day shall be paid on the next following day on which banks are open for business in Vancouver, British Columbia. Should the Executive die prior to all payments due under this subparagraph 3.2 being paid and provided that Executive has not resigned or been terminated for cause, Employer shall make any unpaid payments to the Executive’s estate. No payments shall be payable following Executive’s resignation or termination for cause.

3.3 Tax Equalization. The Executive shall be entitled to the benefits of CHC’s Tax Equalization Policy as it exists from time to time.

3.4 Vacation. The Executive shall be entitled to four (4) weeks’ vacation per annum. The vacation shall be taken at a time mutually convenient to Employer and the Executive and in accordance with Employer’s vacation policy.

3.5 Incentive Plans. The Executive shall be eligible to participate in the Short Term Incentive Plan (“STIP”) and the Share Incentive Plan (“SIP”) (collectively, the “Plans”) provided that eligibility to participate in the Plans is governed by the terms and conditions thereof, as they exist from time to time.

3.6 The Executive shall be eligible for an annual bonus (STIP Bonus) pursuant to the STIP with a target payout of 85% of his Base Salary. A specific amount of the STIP Bonus shall be determined as a function of performance against pre-negotiated annual objectives. The maximum STIP Bonus is governed by the terms of the STIP. Payment of STIP Bonuses shall be subject to the terms and conditions of the STIP and, for better certainty, shall be dependent upon CHC meeting the corporate performance thresholds for paying STIP Bonuses as they are established by CHC from time to time.

3.7 Notwithstanding anything to the contrary in this Agreement, provided the Executive has not resigned or been terminated for Cause prior to the end of the fiscal year ending April 30, 2012, the Employer shall pay the Executive on May 1, 2012 the sum of US$255,000. In the event, the Executive’s entitlement to a bonus pursuant to STIP for the fiscal year ending April 30, 2012 is determined to be greater than US$255,000, the Employer shall on the date that bonus payments under the STIP are generally payable pay to the Executive the additional amount by which such bonus exceeds US$255,000.

3.8 Subject to the terms and conditions of the SIP, the Executive shall be granted options to purchase 1,200,000 Ordinary B Shares of 6922767 Holding (Cayman) Inc. (“CaymanCo”) at an exercise price of US$1.00 per share, and granted the right to subscribe for 50,000 Special A shares of CaymanCo for the subscription price of US$0.01 per share.

3.9 Upon the Executive subscribing for the 50,000 Special A Shares referred to in subparagraph 3.8, the Employer shall pay to the Executive a sum equal to 75% of the net income tax payable by the Executive as a result of the subscription for such Special A Shares.

3.10 If the Executive subscribes for 475,000 Ordinary B Shares of CaymanCo at a subscription price of US$1.00 per share within six months of the date of this Agreement, then upon payment of the aggregate subscription price for such shares, the Executive shall be granted an additional 1,583,000 options to purchase ordinary B Shares at an exercise price of US$1.00 in accordance with the terms and conditions of the SIP and the Employer shall pay to the Executive a sum, which after deduction of any applicable income tax, shall equal US$57,000.

3.11 Other Compensation Arrangements. The Executive shall be eligible to participate in other bonus, compensation and stock option arrangements, as they exist from time to time.

3.12 Automobile Allowance. Employer will provide the Executive with an automobile allowance of USD $900 per month and shall pay all reasonable operating costs for the use of the vehicle.

3.13 Other Benefits. The Executive shall be entitled to participate in all employee insurance and other benefit plans as may be provided by Employer to its executive employees which may include medical, dental, insurance and other plans as may be introduced, changed or terminated from time to time by CHC. Where any benefit plan has a waiting period before a new employee can participate in such plan that cannot be waived by the Employer, the Employer shall pay the cost of Executive’s COBRA coverage during any such waiting period. Any insurance coverage provided by Employer to Executive shall not prohibit Executive from piloting private aircraft and shall cover Executive while piloting private aircraft.

3.14 Relocation Assistance. For the time being the Executive shall maintain his residence in Loveland, Ohio. The Employer will relocate Executive and his immediate family to Vancouver, British Columbia or a city in the continental United States, as requested by the Executive and approved by the Employer. Upon relocation, the Employer will provide the Employee with the benefits under CHC’s Relocation Policy provided that where the benefits under that policy are different from those set out hereafter, the benefits set out herein shall be provided, namely:

packing, shipping and unpacking of the Executive’s household goods;

moving three vehicles, one ski boat on trailer and any other similar large items currently owned by the Executive;

payment of the realtor’s commission on the sale of a home;

three house hunting trips for the Executive and his immediate family, and temporary living arrangements, if required, for a reasonable period of time.

3.15 Pension Plans. The Executive shall be eligible to participate in Employer’s designated defined contribution pension plan in accordance with the terms and conditions of that plan as it exists from time to time. The Executive shall also be entitled to participate in CHC’s Supplemental Pension Plan in accordance with the terms and conditions of that plan as it exists from time to time.

4.	EXPENSES

Employer shall promptly reimburse the Executive for:

4.1 All reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities hereunder, including travel expenses for first class on domestic routes and business class on international routes including to and from Loveland, Ohio, upon presentation of expense vouchers or other appropriate documentation.

4.2 All reasonable professional expenses, such as licenses and dues and professional educational expenses paid or incurred by the Executive during the Term.

4.3 The costs of a personal computer, cellular telephone and fax machine for the Executive’s residence, including the monthly fees related to such devices.

5.	TERMINATION

This Agreement may be terminated by Employer or by the Executive in accordance with the terms of this paragraph.

5.1 Definitions. For the purpose of this paragraph the following terms shall have the following meaning:

(a)	“Cause” shall mean:

(i)	the Executive’s wilful and continued failure to substantially perform the duties and responsibilities of his position or otherwise fail to comply with any of the material provisions of this Agreement;

(ii)	an act of gross negligence on the part of the Executive in the performance of the duties and responsibilities of his position;

(iii)	the commission by the Executive of any activity constituting a material violation or breach under any federal, provincial or local law or regulation (excluding for greater certainty minor traffic violations);

(iv)	fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of CHC by the Executive; or

(v)	the Executive’s admission or conviction of, any offence that, in the judgment of the Board, adversely affects the CHC’s reputation or the Executive’s ability to carry out his responsibilities under this Agreement.

(b)	“Change in Control” means the occurrence of any of the following events:

(i)	a transaction or series of transactions as a result of which there is direct or indirect acquisition, by a “person” or “group” of persons (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now and hereafter amended), other than the person or group of persons (or their respective affiliates) who hold at least 50% of the voting securities of CHC Helicopter S.A. on the effective date of this Agreement, acting jointly or in concert, of voting securities of CHC Helicopter S.A. that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 50% or more of the outstanding voting securities of CHC Helicopter S.A.;

(ii)	the consummation of a merger, amalgamation, consolidation, reorganization or other business combination after which the present holders of voting securities of CHC Helicopter S.A. (or their respective affiliates) do not collectively own 50% or more of the voting securities of the entity surviving such merger, amalgamation, consolidation, reorganization or other business combination;

(iii)	there is a sale, transfer or other disposition of all or substantially all of the assets of CHC Helicopter S.A.; or

(iv)	there is a liquidation, dissolution or winding-up of CHC Helicopter S.A.,

but does not include any broad public offering of securities of CHC Helicopter S.A. or any transaction, including a dissolution or wind up whereby the assets of CHC Helicopter S.A. remain with an affiliate or subsidiary of CHC Helicopter S.A., that may occur between CHC Helicopter S.A., any affiliate or subsidiary of CHC Helicopter S.A. or, as applicable, any person associated with CHC Helicopter S.A. or any affiliate or subsidiary of CHC Helicopter S.A., which, but for such relationship the transaction would otherwise constitute a Change of Control hereunder.

(c)	“Change in Control Period” shall mean a date that is within one hundred and eighty (180) days after the consummation of a Change in Control.

(d)	“Good Reason” shall mean:

(i)	the Executive is assigned duties inconsistent with his position or duties hereunder and which result in a material reduction in the nature or scope of the powers, authority, functions, or duties of the Executive;

(ii)	a material decrease in the Executive’s compensation under this Agreement or a failure by CHC to pay any material amounts due to the Executive hereunder or otherwise comply with any of the material provisions of this Agreement.

(e)	“Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the proposed termination date. No purported termination of Executive’s employment shall be effective without a Notice of Termination.

(f)	“Permanent Disability” shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that the Executive would otherwise be expected to perform and the non-performance of such duties has continued for any one hundred and twenty (120) consecutive days or one hundred and eighty (180) non- consecutive days in any twelve (12) consecutive months.

5.2 Termination for Cause

The Executive’s employment under this Agreement may be terminated by Employer for Cause by giving the Executive Notice of Termination. The Executive shall have ten (10) business days after such Notice of Termination is received to cure such conduct, to the extent cure is possible. Notwithstanding the foregoing Employer may not terminate the Executive’s employment for Cause unless the Executive is provided with written notice and the opportunity to address a special meeting called by the Board to consider the termination of the Executive’s employment and the termination is approved by the Board at such meeting. The Executive shall be provided with written notice of this meeting no less than five (5) days prior. If the Executive’s employment is terminated by Employer for Cause, Employer shall pay to the Executive all amounts properly due and owing up to the date of termination and shall have no further compensation obligations to the Executive under this Agreement.

5.3 Termination for Death or Disability

The Executive’s employment under this Agreement will be terminated upon the death of the Executive or upon the Executive becoming permanently disabled. While Employer will attempt to accommodate any Permanent Disability suffered by the Executive, Employer and the Executive recognize it is a fundamental term of this Agreement that the Executive be able to attend actively at work in British Columbia (or future locations of a CHC head office) and frequently to travel globally. The Executive acknowledges and agrees that, given the nature of CHC’s business and the critical importance of the Executive’s position in the operations of CHC, it would constitute an unreasonable accommodation on the part of Employer to operate without the services of the Executive for more than one hundred and twenty (120) consecutive days or for more than one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months. Further, the Executive acknowledges that it would be impractical for

Employer to hire a replacement for the Executive, unless the replacement is hired on a permanent basis. In the event that the Executive’s employment is terminated as a result of Permanent Disability, Employer shall pay to the Executive the amounts set out in subparagraph 5.4(a) of this Agreement in the manner set out therein.

5.4 Termination by Employer other than for Cause. Disability or Death

(a)	Employer may terminate the employment of the Executive on written notice to the Executive and on the earlier of 90 days following the date of such termination and the date upon which the Executive provides the release referred to in paragraph 5.4(b) below, shall provide to the Executive:

(i)	Base Salary accrued to the date of termination;

(ii)	A lump sum amount to reflect the bonus the Executive would have earned under the STIP in the year of termination pro-rated according to the number of days in the year prior to the termination date, divided by 365. Any pro-rated bonus shall be based on the average bonus earned by the Executive under the STIP in each of the two years immediately preceding the year in which the termination occurred. In the event the Executive is terminated prior to completing two years of service, the pro-rated bonus shall be calculated based on the prior year bonus under the STIP and in the event the Executive is terminated prior to completing one year of service, the pro-rated bonus shall be based on the target bonus under the STIP for the uncompleted year of service;

(iii)	Any expense amounts properly accruing to the Executive pursuant to paragraph 3 or otherwise reimbursable to the Executive under this Agreement;

(iv)	In addition to the above, the Executive shall be entitled to:

(1)	a lump sum amount equal to twelve (12) months of the Executive’s then Base Salary;

(2)	subject to the terms and conditions of the applicable benefit plan, the continuation of the Executive’s medical and insurance benefits, as set out in paragraph 3 of this Agreement for a period of twelve (12) months.

(b)	The Executive understands and agrees that prior to receiving the payments noted in paragraph 5.4(a), he will sign a general release in a form satisfactory to Employer and to the Executive. The general release shall not release the obligation to make such payments or any obligations which under the terms of paragraph 22 below are to survive.

5.5 Termination on a Change of Control or Good Reason

(a)	During the Change of Control Period, if the Executive resigns or if the Executive’s employment with Employer is terminated, other than for Cause, Employer will, immediately upon termination of employment, pay to the Executive the amount of payments and benefits set out in paragraph 5.4(a) of this Agreement.

(b)	Upon the occurrence of a Good Reason event, at the Executive’s election, of which the Executive shall advise Employer, by notice in writing within ninety (90) days of the event, and provided that the event described herein has not been remedied by Employer within thirty (30) days of receiving the said notice in writing, the Executive’s employment under this Agreement shall be deemed to have been terminated by Employer and Employer will, immediately upon termination of employment, pay to the Executive the amount of payments and benefits set out in paragraph 5.4(a) of this Agreement.

5.6 Resignation by the Executive

The Executive shall have the right to terminate his employment under this Agreement upon giving Employer at least three (3) months prior written notice of resignation. Employer may, at its option, waive such notice and if it does so, the Executive shall be deemed to have resigned as of the date Employer waives such notice. If the Executive’s employment is terminated under this paragraph 5.6, Employer shall pay to the Executive all amounts properly arising up to the date of termination and shall have no further compensation obligations to the Executive under this Agreement.

5.7 No Further Payments

The Executive acknowledges and agrees that unless otherwise expressly agreed in writing between the Executive and Employer, the Executive shall not be entitled, by reason of the Executive’s employment with Employer or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for or referenced in this Agreement.

6.	INDEMNIFICATION

The Executive shall be indemnified and held harmless by Employer against all actions, proceedings, costs, charges, expenses (including reasonable attorney’s fees), losses, damages or liabilities incurred or sustained by him, (other than by reason of the Executive’s dishonesty, wilful default or fraud), in or about the conduct of the business or affairs of CHC (including as a result of any mistake of judgement) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses (including reasonable attorney’s fees), losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning CHC or its affairs in any court whether in Canada or elsewhere. Notwithstanding the foregoing, if the Executive’s employment has been terminated for Cause, and such event constituting cause is directly related to the Executive’s need for indemnification, Employer shall have no obligation whatsoever to indemnify the Executive for any claim arising out of such event constituting Cause. The Employer shall cover the Executive under the directors’ and officers’ liability insurance obtained by CHC in the same amount and to the same extent as CHC covers directors and officers of CHC group companies.

7.	CONFIDENTIAL INFORMATION

7.1 The Executive acknowledges that, by reason of the Executive’s employment with Employer, the Executive will have access to Confidential Information, as hereinafter defined, of CHC, that CHC has spent time, effort and money to develop and acquire. For the purposes of this paragraph and for greater certainty, any reference to “CHC” shall mean CHC and its affiliates and subsidiaries. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of CHC (including the Executive) or received by CHC from an outside source which is maintained in confidence by CHC or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of CHC pertaining to:

(a)	any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of CHC or that result from its marketing, research and/or development activities;

(b)	the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(c)	any information relating to the relationship of CHC with any personnel, suppliers, principals, investors, contacts or prospects of CHC and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(d)	any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(e)	financial information, including CHC’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(f)	any information relating to the present or proposed business of CHC.

7.2 The Executive acknowledges that the Confidential Information is a valuable and unique asset of CHC and that the Confidential Information is and will remain the exclusive property of CHC.

7.3 The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive’s association with CHC. The Executive agrees that, both during the term of this Agreement and after the termination of the Executive’s employment with Employer, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform the Executive’s duties hereunder. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

7.4 The Executive understands that CHC has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which CHC has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

7.5 For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and CHC shall be considered the author thereof.

7.6 The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of CHC, including all Confidential Information which is in the Executive’s possession or under the Executive’s control are the property of CHC and that the Executive will return same and any copies of same to Employer immediately upon termination of this Agreement or at any time upon the request of Employer.

7.7 Notwithstanding the foregoing terms of this paragraph 7, the Executive shall be permitted to retain copies of this Agreement, and any documentation related to this compensation, benefits and equity rights arising under or contemplated by this Agreement.

8.	DISCLOSURE OF DISCOVERIES. IDEAS AND INVENTIONS

8.1 Any new technology, knowledge or information developed by the Executive related to the business of CHC during the term of this Agreement shall be the exclusive property of CHC to the extent that such technology, knowledge or information is owned by the Executive.

8.2 The Executive acknowledges that all Confidential Information (as defined above) and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by him either alone or with others, during the course of his employment with Employer pursuant to this Agreement or any previous employment agreements or arrangements between the Executive and CHC, whether or not conceived, developed, reduced to practice or made during the Executive’s regular working hours or on the premises of CHC (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of CHC and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to CHC. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and CHC will be considered the author thereof.

8.3 The Executive shall disclose promptly to Employer, its successors or assigns, any Inventions.

8.4 The Executive hereby assigns and agrees to assign all his rights, title and interest in the Inventions, to Employer or its nominee.

8.5 Whenever requested to do so by Employer, the Executive shall execute any and all applications, assignments or other instruments which CHC shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect CHC’s interest in the Inventions and shall assist CHC in every proper way (entirely at CHC’s expense, including reimbursement to the Executive for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

8.6 The Executive hereby waives for the benefit of CHC and its successors and assigns any and all moral rights in respect of any Inventions.

9.	NON-COMPETITION

9.1 The Executive recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of CHC’s global helicopter services and other businesses carried on by CHC and its affiliates and the manner in which such businesses are conducted. It is the express intent and agreement of the Executive and Employer that such knowledge and experience shall not be used in any manner which would be detrimental to the business interests of CHC and such affiliates whether during the currency of his employment by Employer or at any time following the termination of his employment with Employer. The Executive covenants and agrees with Employer that the Executive will not, without the prior written consent of Employer, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business of supplying global, national or local helicopter (including helicopter maintenance) services.

9.2 The Executive shall not, for a period of twelve (12) months after the termination of employment for any reason, without the prior written consent of Employer, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)	any person who is employed by CHC or any affiliated company to leave such employment; or

(b)	any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of the Executive’s employment with Employer or any predecessor of Employer, been a customer of CHC, an affiliate company, or of any of their respective predecessors, provided that this subparagraph shall not prohibit the Executive from soliciting business from any such customer if the business is in no way similar to the business carried on by CHC, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with CHC or any affiliated company.

10.	INJUNCTIVE RELIEF

10.1 The Executive understands and agrees that CHC has a material interest in preserving the relationships it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in paragraphs 7 and 9 are reasonably required for the protection of CHC and its goodwill and that his agreement to same by his execution of this Agreement are of the essence to this Agreement and constitute a material inducement to Employer to enter into this Agreement and to employ the Executive, and that Employer would not enter into this Agreement absent such an inducement.

10.2 The parties recognize that a breach by the Executive of any of the covenants herein contained would result in damages to CHC and that CHC could not adequately be compensated for such damages by monetary award. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to CHC at law or in equity, CHC shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

10.3 The parties further agree that a breach by the Executive of any of the covenants contained in paragraphs 7, and 9 will nullify and make void the obligation that Employer has to make the payments referred to in paragraph 5 and where such payments have already been made, the Executive agrees to reimburse Employer the amount paid. Where the Executive fails to reimburse Employer, the amount paid to the Executive shall be a debt due and owing from the Executive to Employer. The parties also agree that a breach by the Employer of its obligation to make the payments referred to in subparagraphs 5(3), 5(4) and 5(5) of this Agreement will nullify and make void the Executive’s obligations under paragraph 9.

10.4 The parties agree that all restrictions in paragraphs 7, 8 and 9 of this Agreement are necessary and fundamental to the protection of the business of CHC and are reasonable and valid, and all defences to the strict enforcement thereof by CHC are hereby waived by the Executive, other than any defence based upon a breach by the Employer of its obligation to make the payments referred to in subparagraphs 5(3), 5(4) and 5(5) of this Agreement.

11.	REPRESENTATION AND WARRANTY OF THE EXECUTIVE

The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of Employer or his performance of the terms of this Agreement.

12.	ENTIRE AGREEMENT

12.1 This Agreement contains the entire agreement between Employer and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

12.2 The Executive acknowledges and agrees that this Agreement replaces and supersedes any previous employment agreement with Employer, or any prior representations made to the Executive by Employer or CHC.

13.	ASSIGNABILITY

The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of Employer hereunder may be assigned by Employer, whether by operation of law or otherwise, without the Executive’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, Employer, CaymanCo and its direct and indirect subsidiaries and its and their permitted successors and assigns hereunder. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

14.	NOTICE

Any notice that may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one (1) day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate.

15.	NO THIRD PARTY BENEFICIARIES

Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives and the permitted transferees of the Options) any rights or remedies of any nature under or by reason of this Agreement.

16.	SUCCESSOR LIABILITY

Employer shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business assets of Employer or CHC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

17.	MITIGATION

The Executive shall not be required to mitigate the amount of the payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that Employer shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.

18.	WAIVER OF BREACH

The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

19.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 19 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

20.	ARBITRATION

Any dispute arising out of or relating to the application or interpretation of this Agreement shall be submitted to binding arbitration in accordance with the provisions of the Commercial Arbitration Act of British Columbia except for any dispute arising from paragraphs 7 and 9 when injunctive relief may be reasonably required.

21.	SEVERABILITY

The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

22.	SURVIVAL

The obligations set out in paragraph 3, 4, and 5 of this Agreement shall survive the termination of this Agreement and shall remain binding upon Employer until such time as such benefits are paid in full to the Executive or his estate. The obligations set out in paragraphs 6, 7, 8 and 10 of this Agreement shall survive indefinitely and the obligations set out in paragraph 9 shall survive for twelve (12) months following termination of the Executive’s employment under this Agreement.

23.	EMPLOYMENT STANDARDS LEGISLATION

In the event that minimum standards in the Employment Standards Act, R.S.B.C. 1996, c. 113, the Canada Labour Code, R.S.C. 1958, c. L-2, as. am., or any other employment standards legislation, that may be applicable are more favourable to the Executive in any respect, including but not limited to the provisions herein in respect of notice of termination or vacation entitlement, the provisions of the Employment Standards Act, or the Canada Labour Code, or such other applicable employment standards legislation, shall apply.

24.	CONSTRUCTION

Except as otherwise provided in paragraph 25, this Agreement shall be governed by, and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

25.	COMPLIANCE WITH 409A

To the extent applicable, it is intended that this Agreement (including all amendments thereto) comply with the provisions of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), so that the income inclusion provision of Section 409A (a)(1) of the Code does not apply to Executive. This Agreement shall be interpreted and administered in a manner consistent with this intent. Employer will reimburse the Executive for the cost incurred by the Executive, up to a maximum of US$8,000, to obtain an opinion from legal counsel of the Executive’s choosing concerning this Agreement’s compliance with Section 409A of the Code.

THIS SPACE LEFT BLANK INTENTIONALLY.

26.	INDEPENDENT LEGAL ADVICE

The Executive agrees that the contents, terms and effect of this Agreement have been explained to him by a lawyer and are fully understood or that the Executive has waived his right to seek legal advice but fully understands and accepts the contents, terms and affect of this Agreement.

27.	COUNTERPARTS

This Agreement may be executed in one or more counterparts in .pdf format or otherwise, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ John Graber	/s/ illegible
John Graber	Witness

Heli-One American Support LLC.

/s/ Bill Amelio
Bill Amelio
Chairman